VOTING TRUST AGREEMENT



        THIS AGREEMENT is made as of the 24th day of May, 1996, by and among Hans Olsen (the "Representative") and the persons listed on Schedule A attached hereto (the "Escrowed Securityholders"). Capitalized terms used herein shall have the respective meanings ascribed to them in that certain Securities Purchase Agreement by and among Paradigm Technology, Inc., NewLogic Corp. and certain Securityholders of NewLogic Corp., dated April 22, 1996 (the "Purchase Agreement").

         WHEREAS, in order to satisfy the terms and conditions of that certain Escrow Agreement by and among the Representative, Paradigm Technology, Inc. and First Trust of California (the "Escrow Agent"), a Voting Trust Agreement by and among the Representative and the Securityholders is required, the parties hereto have indicated their willingness to enter into this Agreement upon the terms and conditions set forth below;

         WHEREAS,   the  parties  hereto  enter  into  this  Agreement  for  the additional purpose of confirming the arrangements for voting the Escrowed Shares and for distribution of the Escrow Funds upon each Release Date;

         IT IS HEREBY AGREED AS FOLLOWS:

         1. Agreement to Vote. During the term of this Agreement, to the extent they are entitled to vote on a particular matter, the Escrowed Securityholders agree to vote all of the Escrowed Shares of Paradigm's voting securities issued into escrow, whether beneficially or otherwise (the "Escrowed Shares") pursuant to the desire of the holders of a majority in interest of the Escrowed Shares. Hans Olsen, as Representative, shall have full authority to so vote the Escrowed Shares and by signing below, each Escrowed Securityholder gives the Representative full authority to act in his capacity pursuant to the terms of this Agreement.

         2.       Allocation of the Escrowed Shares.

                  a. The Escrowed Shares shall initially be beneficially owned as set forth on Schedule B hereof.

                  b. If, during the term of this Agreement, a Claim is made pursuant to Paragraph 2 of the Escrow Agreement, other than a Claim based upon the Breach of the covenant contained in Section 6.9 of the Purchase Agreement, each Escrowed Securityholder's beneficially owned portion of the Escrowed Shares shall be reduced pro rata by percentage beneficial ownership of the Escrowed Shares, such that the aggregate number of Escrowed Shares is reduced by the

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         aggregate amount set forth on Annex I to the Escrow Agreement  opposite such Breach.

                  c. If, during the term of this Agreement, a Claim is made pursuant to Paragraph 2 of the Escrow Agreement based upon the Breach of the covenant contained in Section 6.9(a) of the Purchase Agreement, the breaching Escrowed Securityholder's beneficially owned portion of the Escrowed Shares shall be reduced by the amount set forth on Annex I to the Escrow Agreement opposite such Escrowed Securityholder's name (without affecting any other Escrowed Securityholder's beneficial ownership interest); provided, however, that in the case of a Breach of the covenant contained in Section 6.9(a) of the Purchase Agreement by Bruce Campbell, then those Escrowed Shares beneficially owned by Bruce and Simone Campbell shall be reduced in number until Bruce and Simone Campbell beneficially own no Escrowed Shares, and if further reduction is necessary to indemnify Paradigm against such Breach, then the number of Escrowed Shares beneficially owned by James S. Campbell, Trustee, shall be reduced until the aggregate number of shares removed from the Escrowed Shares is equal to the number of shares set forth opposite
         Bruce Campbell's name on Annex I to the Escrow Agreement (without affecting any Escrowed Securityholder's beneficial ownership, other than Bruce Campbell, Simone Campbell or James S. Campbell).

                  d. If, during the term of this Agreement, a Claim is made pursuant to Paragraph 2 of the Escrow Agreement based upon the Breach of the covenant contained in Section 6.9(b) of the Purchase Agreement, the number of Escrowed Shares beneficially owned by Hans Olsen shall be reduced by 12,000 and the number of Escrowed Shares beneficially owned by Bruce and Simone Campbell shall be reduced by 12,000.

                  e. If, during the period from the Closing to the First Release Date (as defined in the Escrow Agreement), no Claim is made pursuant to Paragraph 2 of the Escrow Agreement, then the number of shares set forth in the column entitled "Number of Shares to be Released upon First Release Date" opposite each Escrowed Securityholder's name on Schedule B hereto shall be released to such Escrowed Securityholder. If, however, a Claim is made pursuant to Paragraph 2 of the Escrow Agreement, then the reductions required by the above paragraphs shall be taken into account prior to the release of any Escrowed Shares to any Escrowed Securityholder.

                  f. If, during the period from the Closing to the Termination Date (as defined in the Escrow Agreement), no Claim is made pursuant to Paragraph 2 of the Escrow Agreement, then the number of shares set forth in the column entitled "Number of Shares to be Released upon Termination Date" opposite each Escrowed Securityholder's

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         name  on  Schedule  B  hereto  shall  be  released  to  such   Escrowed
         Securityholder. If, however, a Claim is made pursuant to Paragraph 2 of the Escrow Agreement, then the reductions required by the above paragraphs shall be taken into account prior to the release of any Escrowed Shares to any Escrowed Securityholder.

         3. Successors in Interest of the Escrowed Securityholders. The provisions of this Agreement shall be binding upon the successors in interest of the Escrowed Securityholders as to all of the Escrowed Shares. No Escrowed Securityholder shall transfer the beneficial ownership of any Escrowed Shares unless and until the person to whom such security is to be transferred shall have executed a written agreement, satisfactory in form and substance to the remaining Escrowed Securityholders and the Representative, pursuant to which such person becomes a party to this Agreement and agrees to be bound by all the provisions hereof as if such person was an original Escrowed Securityholder hereunder. Should any Escrowed Securityholder die or be disabled during the effectiveness of this Agreement, then the personal representative of such Escrowed Securityholder's estate or the person or persons to whom those shares beneficially owned by such Escrowed Securityholder are transferred pursuant to such Escrowed Securityholder's will or in accordance with the laws of descent and distribution shall be bound by the terms of this Agreement, whether or not such person shall have executed a counterpart to this Agreement.

         4. Termination. This Agreement shall terminate upon the Termination Date (defined as May ____, 1998 in the Escrow Agreement).

         5. Amendments and Waivers. Any term hereof may be amended and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the holders holding a majority in interest of the Escrowed Shares and the Representative. Any amendment or waiver so effected shall be binding upon each of the Escrowed Securityholders or their successors or assigns, regardless of whether any such Escrowed Securityholder actually signed this Agreement.

         6. Stock Splits, Stock Dividends, etc. In the event of any stock split, stock dividend, recapitalization, reorganization, or the like, any securities issued with respect to the Escrowed Securityholders' Escrowed Shares shall become Escrowed Shares for purposes of this Agreement.

         7. Indemnification. Through the Escrow or otherwise, in consideration of the Representative's acceptance of this appointment, the other parties hereto, jointly and severally, agree to indemnify and hold the Representative harmless as to

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any liability  incurred by him to any person,  firm or  corporation by reason of his having accepted such appointment or in carrying out the terms hereof and to reimburse the Representative for all of his reasonable costs and expenses, including, among other things, counsel fees and expenses, incurred by reason of any matter as to which an indemnity is paid; provided, however, that no indemnity need be paid in case of the Representative's gross negligence, willful misconduct or breach of this Agreement.

         8. Other Documents. The Escrowed Securityholders and the Representative hereby agree to take whatever additional action and execute whatever additional documents the Representative or the Escrow Agent may deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on the Escrowed Shares pursuant to the provisions of this Agreement. In particular, the Representative shall execute three Assignments Separate From Certificate, as attached hereto as Exhibit Z, have such Assignments Medallion Guaranteed and deliver such Assignments to the Escrow Agent as soon as practicable.

         9. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

         10. Governing Law. This Agreement shall be governed by and construed under the laws of the State of California, without regard to the conflict of laws provisions thereof.

         11. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         12. Successors and Assigns. Except as otherwise expressly provided in this Agreement, the provisions hereof shall inure to the benefit of, and be binding upon, the successors and assigns of the parties hereto.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

REPRESENTATIVE                             ESCROWED SECURITYHOLDER
Hans Olsen                                 Phil Andrews


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